EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-215504) pertaining to the 2016 Stock Incentive Plan of Forterra, Inc. of our report dated March 31, 2017, with respect to the consolidated financial statements of Forterra, Inc. (Successor) and the combined financial statements of the North American building products operations of HeidelbergCement AG (the Predecessor) included in the Annual Report (Form 10-K) of Forterra, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Dallas, Texas
March 31, 2017